____________________________________________________________

FEDERAL AGRICULTURAL
MORTGAGE CORPORATION
as Note Purchaser

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
as Borrower

_______________________________

NOTE PURCHASE AGREEMENT

_______________________________

Dated as of July 28, 2005

____________________________________________________________

	TABLE OF CONTENTS

RECITALS		1

	ARTICLE I

	DEFINITIONS

SECTION 1.01.	Definitions	1
SECTION 1.02.	Principles of Construction	2

	ARTICLE II

	PURCHASE OF NOTES

SECTION 2.01.	Purchase of Notes; Minimum Denominations	3
SECTION 2.02.	Interest Rates and Payment Dates	3
SECTION 2.03.	Maturity; Amortization	3

	ARTICLE III

	CONDITIONS PRECEDENT

SECTION 3.01.	Conditions Precedent to the Purchase of Each Note	3

	ARTICLE IV

	REPORTING REQUIREMENT

SECTION 4.01.	Annual Reporting Requirements	4
SECTION 4.02.	Default Notices	5

	ARTICLE V

	REPRESENTATIONS OF THE PARTIES

SECTION 5.01.	Representation of Farmer Mac	5
SECTION 5.02.	Representation of CFC	5

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	ARTICLE VI

	SECURITY AND COLLATERAL

SECTION 6.01.	Security and Collateral	7

	ARTICLE VII

	EVENTS OF DEFAULT

SECTION 7.01.	Events of Default	7
SECTION 7.02.	Acceleration	8
SECTION 7.03.	Remedies Not Exclusive	8

	ARTICLE VIII

	MISCELLANEOUS

SECTION 8.01.	GOVERNING LAW	9
SECTION 8.02.	WAIVER OF JURY TRIAL	9
SECTION 8.03.	Notices	9
SECTION 8.04.	Benefit of Agreement	9
SECTION 8.05.	Entire Agreement	9
SECTION 8.06.	Amendments and Waivers	9
SECTION 8.07.	Counterparts	10
SECTION 8.08.	Termination of Agreement	10
SECTION 8.09.	Survival	10
SECTION 8.10.	Severability	10

Schedule I - Address for Notices

Annex A - Form of Note
Annex B - Opinion of Counsel to CFC
Annex C - Officers' Certificate

ii

          NOTE PURCHASE AGREEMENT dated as of July 28, 2005, between FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally-chartered instrumentality of the United States and an institution of the Farm Credit System ("Farmer Mac"); and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association existing under the laws of the District of Columbia ("CFC").

RECITALS

          WHEREAS CFC wishes from time to time to issue and sell Notes to Farmer Mac, and Farmer Mac wishes from time to time to purchase such Notes from CFC, all on the terms and subject to the conditions herein provided; and

          WHEREAS Farmer Mac, as an instrumentality of the United States formed to provide for a secondary marketing arrangement for agricultural real estate mortgages; CFC, as a non-profit cooperative formed in part to provide financing for rural electric distribution cooperatives and to finance the infrastructure in rural America; and Farmer Mac and CFC have agreed that the Notes will be secured by the pledge of mortgage notes for borrowings from CFC by rural electric distribution cooperative members of CFC that serve primarily communities with fewer than 50,000 inhabitants, as provided herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Farmer Mac and CFC agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

"Agreement" means this Note Purchase Agreement, as the same may be amended from time to time.

          "Business Day" means any day other than a Saturday, a Sunday, a legal public holiday under 5 U.S.C. section 6103 for the purpose of statutes relating to pay and leave of employees or any other day declared to be a legal holiday for the purpose of statutes relating to pay and leave of employees by Federal statute or Federal Executive Order.

"Certificate of Pledged Collateral" has the meaning given to that term in the Pledge Agreement.

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Note Purchase Agreement

"CFC Notice" has the meaning given to that term in the Pledge Agreement.

"Collateral Agent" means U.S. Bank Trust National Association, or its successor, as collateral agent under the Pledge Agreement.

"Eligible Member" has the meaning given to that term in the Pledge Agreement.

"Event of Default" has the meaning given to that term in Section 7.01.

          "Financial Statements", in respect of a Fiscal Year, means the consolidated financial statements (including footnotes) of CFC for that Fiscal Year as audited by independent certified public accountants appointed by CFC.

          "Fiscal Year" means the fiscal year of CFC, as such may be changed from time to time, which at the date hereof commences on June 1 of each calendar year and ends on May 31 of the following calendar year.

"Member" shall mean any Person who is member of CFC.

          "Note" means a note of CFC payable to Farmer Mac, having the terms provided for in Article II of this Agreement and otherwise in the form of Annex A attached hereto, except to the extent Farmer Mac may have approved changes therein.

"Note Documents" means the Notes, this Agreement, the Pledge Agreement and the Registration Rights Agreement.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Pledge Agreement" means the Pledge Agreement dated as of the date hereof, among CFC, Farmer Mac and the Collateral Agent.

"Pledged Collateral" has the meaning given to that term in the Pledge Agreement.

"Pledged Securities" has the meaning given to that term in the Pledge Agreement.

"Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof between Farmer Mac and CFC.

          SECTION 1.02. Principles of Construction. Unless the context shall otherwise indicate, the terms defined in Section 1.01 hereof include the plural as well as the singular and the singular as well as the plural. The words "hereafter", "herein", "hereof", "hereto" and "hereunder", and words of similar import, refer to this Agreement as a whole. The descriptive headings of the various articles and sections of this

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Note Purchase Agreement

Agreement were formulated and inserted for convenience only and shall not be deemed to affect the meaning or construction of the provisions hereof.

ARTICLE II

PURCHASE OF NOTES

          SECTION 2.01. Purchase of Notes; Minimum Denominations. Farmer Mac agrees to purchase Notes, at 100% of their principal amount, from time to time, but not after August 31, 2005, as requested by CFC (and, if the purchase is other than on July 29 , 2005 upon at least five Business Days' advance notice to Farmer Mac) in an aggregate principal amount, for all Notes purchased hereunder, not in excess of $500 million, subject to satisfaction of the conditions set forth herein. Unless otherwise agreed to by Farmer Mac and CFC, each Note shall be in the principal amount of $50 million or an integral multiple of $10 million in excess thereof.

          SECTION 2.02. Interest Rates and Payment Dates. Each Note shall bear interest on the outstanding principal amount thereof (computed on the basis of a 360-day year of twelve 30-day months) from its date of issuance until final payment on the maturity date thereof or otherwise at a fixed or floating rate as is agreed to by CFC and Farmer Mac. Interest will be payable semi-annually in arrears on each of the dates specified in such Note and upon the payment of principal. To the extent any payment of interest or principal is not paid when due, interest shall continue to accrue at the stated rate of interest thereon plus one percent.

          SECTION 2.03. Maturity; Amortization. Each Note will mature on a date, not more than ten years and no less than one year from its date, specified by CFC in its notice pursuant to Section 2.01 and set forth on the face of the Note. The full principal amount of each Note will be payable on its maturity date or thereafter as provided in Section 2.02.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to the Purchase of Each Note. Farmer Mac shall be under no obligation to purchase any Note unless and until the following conditions have been satisfied:

          (a) The Note. Farmer Mac shall have received the original of such Note, duly executed on behalf of CFC, in form and substance, including interest rate and maturity date, as is acceptable to Farmer Mac.

(b) The Pledge Agreement. Farmer Mac shall have received an original of the Pledge Agreement duly executed on behalf of CFC and the Collateral Agent.

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Note Purchase Agreement

(c) The Registration Rights Agreement. Farmer Mac shall have received an original of the Registration Rights Agreement duly executed on behalf of CFC.

          (d) Opinion of Counsel. Farmer Mac shall have received an opinion of counsel to CFC substantially as to each of the matters listed in Annex B attached hereto, in form and substance as is acceptable to Farmer Mac.

          (e) Financial and Other Information. CFC shall have provided Farmer Mac with its most recent Financial Statements and such other information concerning CFC as Farmer Mac shall have reasonably requested.

          (f) No Material Adverse Change. CFC shall have certified to Farmer Mac (in the manner specified in paragraph (i) of this Section 3.01), and Farmer Mac shall be satisfied, that no material adverse change shall have occurred in the financial condition or business of CFC between the end of CFC's most recently completed Fiscal Year for which Financial Statements have been made publicly available and the date of the purchase of such Note, as provided herein.

(g) UCC Filing. CFC shall have provided Farmer Mac with evidence that CFC has filed the financing statement required pursuant to Section 2.02(i) of the Pledge Agreement.

(h) No Event of Default. CFC shall have certified to Farmer Mac and Farmer Mac shall be satisfied that no Event of Default shall have occurred and be continuing.

          (i) Certification of Senior Management. CFC shall have provided Farmer Mac a certification by its Governor and its Chief Financial Officer (or other senior management acceptable to Farmer Mac), substantially in the form of Annex C attached hereto, of the following: (i) that CFC is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its rural electric distribution cooperative Members for rural electrification and related purposes; (ii) the matter to be certified under paragraphs (f) and (h) of this Section 3.01; and (iii) as to the representations and warranties of CFC.

          SECTION 3.02. Certificate of Pledged Collateral. No later than August 2, 2005, CFC shall provide Farmer Mac a copy of a Certificate of Pledged Collateral, dated as of the last date of the most recently completed calendar month, in accordance with the terms of the Pledge Agreement.

ARTICLE IV

REPORTING REQUIREMENTS

          SECTION 4.01. Annual Reporting Requirements. CFC shall provide Farmer Mac with the following items within 90 days of the end of each Fiscal Year, in each case, in form and substance satisfactory to Farmer Mac:

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Note Purchase Agreement

(a) the Financial Statements for such Fiscal Year;

(b) a Certificate of Pledged Collateral;

(c) a receipt from the Collateral Agent, or such other evidence as is satisfactory to Farmer Mac, as to the Pledged Collateral held by the Collateral Agent at the end of such Fiscal Year; and

(d) such other information concerning CFC as is reasonably requested by Farmer Mac.

          SECTION 4.02. Default Notices. If an action, occurrence or event shall happen that is, or with notice and the passage of time would become, an Event of Default, CFC shall deliver a CFC Notice of such action, occurrence or event to Farmer Mac before 4:00 p.m. District of Columbia time on the Business Day following the date CFC becomes aware of such action, occurrence or event, and, if such Event of Default should occur, shall submit to Farmer Mac, within five days thereafter, a report setting forth its views as to the reasons for the Event of Default, the anticipated duration of the Event of Default and what corrective actions CFC is taking to cure such Event of Default.

ARTICLE V

REPRESENTATIONS OF THE PARTIES

SECTION 5.01. Representation of Farmer Mac. Farmer Mac represents to CFC that on the date hereof and on each date on which Farmer Mac purchases a Note from CFC:

          (a) it has all necessary authority and has taken all necessary corporate action, and obtained all necessary approvals, in order for it to execute and deliver all Note Documents to which it is a party and for its obligations and agreements under the Note Documents to constitute valid and binding obligations of Farmer Mac; and in particular the terms of the transaction, and the actions taken by Farmer Mac, are in compliance with and in satisfaction of the requirements of the approval letter dated June 24, 2005 from the Farm Credit Administration, as amended or waived by the Farm Credit Administration; and

          (b) Farmer Mac is purchasing the Notes for its own account and, except pursuant to the Registration Rights Agreement, not with a view to the distribution thereof, provided that the disposition by Farmer Mac of its property shall at all times be within its control. Farmer Mac understands that the Notes have not been registered under the Act and may be resold only as provided in the Registration Rights Agreement or if an exemption from registration is available.

SECTION 5.02. Representations of CFC. CFC hereby represents to Farmer Mac that on the date hereof and on each date on which Farmer Mac purchases a Note from CFC:

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Note Purchase Agreement

(a) CFC has been duly organized and is validly existing and in good standing as a cooperative association under the laws of the District of Columbia;

          (b) CFC has the corporate power and authority to execute and deliver this Agreement and each of the other Note Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder;

          (c) CFC has taken all necessary corporate and other action to authorize the execution and delivery of this Agreement and each of the other Note Documents, the consummation by CFC of the transactions contemplated hereby and thereby and the performance by CFC of its obligations hereunder and thereunder;

          (d) this Agreement and each of the other Note Documents have been duly authorized, executed and delivered by CFC and constitute the legal, valid and binding obligations of CFC, enforceable against CFC in accordance with their respective terms, subject to: (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors' rights generally; and (ii) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law;

          (e) no approval, consent, authorization, order, waiver, exemption, variance, registration, filing, notification, qualification, license, permit or other action is now, or under existing law in the future will be, required to be obtained, given, made or taken, as the case may be, with, from or by any regulatory body, administrative agency or governmental authority having jurisdiction over CFC or any third party under any agreement to which CFC is a party to authorize the execution and delivery by CFC of this Agreement or any of the other Note Documents, or the consummation by CFC of the transactions contemplated hereby or thereby or the performance by CFC of its obligations hereunder or thereunder;

          (f) neither the execution or delivery by CFC of this Agreement or any of the other Note Documents nor the consummation by CFC of any of the transactions contemplated hereby or thereby nor the performance by CFC of its obligations hereunder or thereunder, including, without limitation, the pledge of the Pledged Securities (as such term is defined in the Pledge Agreement) to Farmer Mac, conflicts with or will conflict with, violates or will violate, results in or will result in a breach of, constitutes or will constitute a default under, or results in or will result in the imposition of any lien or encumbrance pursuant to any term or provision of the articles of incorporation or the bylaws of CFC or any provision of any existing law or any rule or regulation currently applicable to CFC or any judgment, order or decree of any court or any regulatory body, administrative agency or governmental authority having jurisdiction over CFC or the terms of any mortgage, indenture, contract or other agreement to which CFC is a party or by which CFC or any of its properties is bound;

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Note Purchase Agreement

          (g) there is no action, suit, proceeding or investigation before or by any court or any regulatory body, administrative agency or governmental authority presently pending or, to the knowledge of CFC, threatened with respect to CFC, this Agreement or any of the other Note Documents challenging the validity or enforceability of this Agreement or any of the other Note Documents or seeking to restrain, enjoin or otherwise prevent CFC from engaging in its business as currently conducted or the consummation by CFC of the transactions contemplated by this Agreement or any of the other Note Documents or which, if adversely determined, would have a material adverse effect on CFC's financial condition or its ability to perform its obligations under this Agreement or any of the other Note Documents;

          (h) CFC is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its rural electric distribution cooperative Members for rural electrification purposes; and

          (i) no material adverse change has occurred in the financial condition or business of CFC between the end of CFC's most recently completed Fiscal Year for which Financial Statements have been made publicly available and the date this representation is given.

ARTICLE VI

SECURITY AND COLLATERAL

          SECTION 6.01. Security and Collateral. (a) CFC shall cause the Allowable Amount of the Pledged Collateral (as such terms are defined in the Pledge Agreement) to be at all times not less than 100% of the aggregate outstanding principal amount of the Notes.

          (b) CFC shall not create, or permit to exist, any pledge, lien, charge, mortgage, encumbrance, debenture, hypothecation or other similar security instrument that secures, or in any way attaches to, such Pledged Collateral, other than the lien of the Pledge Agreement, without the prior written consent of Farmer Mac.

(c) The Pledged Securities will at all times be mortgage notes issued to CFC by rural electric distribution cooperatives that are Eligible Members.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. Each of the following actions, occurrences or events shall, but only (except in the case of subsections (a), (d) and (e)

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Note Purchase Agreement

below) if CFC does not cure such action, occurrence or event within 30 days of notice from Farmer Mac requesting that it be cured, constitute an "Event of Default" under the terms of this Agreement:

(a) a failure by CFC to make a payment of principal or interest on a Note for more than ten days after the same becomes due and payable;

          (b) a material representation by CFC to Farmer Mac in connection with this Agreement, any Note or the Pledge Agreement, or any material information reported pursuant to Article V, shall prove to be incorrect or untrue in any material respect when made or deemed made;

(c) a failure by CFC to comply with any other material covenant or provision contained in this Agreement or any of the other Note Documents;

          (d) the entry of a decree or order by a court having jurisdiction in the premises adjudging CFC a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of CFC under the Federal Bankruptcy Act or any other applicable Federal or State law or law of the District of Columbia, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of CFC or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          (e) the commencement by CFC of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable Federal or State law or law of the District of Columbia, or the consent by it to the filing of any such petition or to the appointment of receiver, liquidator, assignee, trustee, sequestrator (or similar official) of CFC or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by CFC in furtherance of any such action.

          SECTION 7.02. Acceleration. Upon the occurrence, and during the continuance, of an Event of Default, Farmer Mac may, upon notice to that effect to CFC, declare the entire principal amount of, and accrued interest on, the Notes at the time outstanding to be immediately due and payable.

          SECTION 7.03. Remedies Not Exclusive. Upon the occurrence, and during the continuance, of an Event of Default, Farmer Mac shall be entitled to take such other action as is provided for by law, in this Agreement, or in any of the other Note Documents, including injunctive or other equitable relief.

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Note Purchase Agreement

ARTICLE VIII

MISCELLANEOUS

          SECTION 8.01. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE UNITED STATES OF AMERICA, TO THE EXTENT APPLICABLE, AND OTHERWISE THE LAWS OF THE DISTRICT OF COLUMBIA.

          SECTION 8.02. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.02.

          SECTION 8.03. Notices. All notices and other communications hereunder to be made to any party shall be in writing and shall be addressed as specified in Schedule I attached hereto as appropriate. The address, telephone number, or facsimile number for any party may be changed at any time and from time to time upon written notice given by such changing party to the other parties hereto. A properly addressed notice or other communication shall be deemed to have been delivered at the time it is sent by facsimile (fax) transmission to the party or parties to which it is given.

          SECTION 8.04. Benefit of Agreement. This Agreement shall become effective when it shall have been executed by Farmer Mac and CFC, and thereafter shall be binding upon and inure to the respective benefit of the parties and their permitted successors and assigns.

          SECTION 8.05. Entire Agreement. This Agreement, including Schedule I hereto and Annexes A to C hereto, and the other Note Documents, constitutes the entire agreement between the parties hereto concerning the matters contained herein and supersedes all prior oral and written agreements and understandings between the parties.

          SECTION 8.06. Amendments and Waivers. (a) No provision of this Agreement may be amended or modified except pursuant to an agreement in writing entered into by Farmer Mac and CFC. No provision of this Agreement may be waived except in writing by the party or parties receiving the benefit of and under such provision.

(b) No failure or delay of Farmer Mac or CFC in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise

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of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement or consent to any departure by CFC therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (a) of this Section 8.06, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on CFC in any case shall entitle CFC to any other or further notice or demand in similar or other circumstances.

SECTION 8.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 8.08. Termination of Agreement. This Agreement shall terminate upon the indefeasible payment in full of all amounts payable hereunder and under the Notes.

          SECTION 8.09. Survival. The representations and warranties of each of the parties hereto contained in this Agreement and contained in each of the other Note Documents, and the parties' obligations under any and all thereof, shall survive and shall continue in effect following the execution and delivery of this Agreement, any disposition of the Notes and the expiration or other termination of any of the other Note Documents, but, in the case of each Note Document, shall not survive the expiration or the earlier termination of such Note Document, except to the extent expressly set forth in such Note Document.

          SECTION 8.10. Severability. If any term or provision of this Agreement or any Note Document or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms or provisions of such Note Document or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

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          IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed, all as of the day and year first above written.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION,

By:	/s/ Henry D. Edelman
Name:	Henry D. Edelman
Title:	President

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,

By:	/s/ Steven L. Lilly
Name:	Steven L. Lilly
Title:	Sr. Vice President & Chief Financial Officer

[Signature Page to Registration Rights Agreement]

 SCHEDULE I
TO
NOTE PURCHASE AGREEMENT

Addresses for Notices

1.     The addresses referred to in Section 8.03 hereof, for purposes of delivering communications and notices, are as follows:

If to Farmer Mac:

Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax: 202-872-7713
Attention of: Nancy E. Corsiglia, Chief Financial Officer
With a copy to:

Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax: 202-872-7713
Attention of: Jerome G. Oslick, Vice President - General Counsel

If to CFC:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone: 703-709-6718
Fax: 703-709-6819
Attention of: Steven L. Lilly, Chief Financial Officer

With a copy to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone: 703-709-6712
Fax: 703-709-6811
Attention of: John J. List, Esq., General Counsel

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ANNEX A

[FORM OF NOTE]

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

4.656% Senior Note due 2008

Washington, D.C.
July 29, 2005

          FOR VALUE RECEIVED, the undersigned, NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION ("CFC"), a District of Columbia cooperative association, hereby promises to pay to FEDERAL AGRICULTURAL MORTGAGE CORPORATION ("Farmer Mac"), or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS on July 29, 2008, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) from the date hereof on the unpaid balance thereof at the rate of 4.656% per annum, payable semiannually on January 29 and July 29 in each year, until the principal hereof shall have become due and payable, and (b) on any overdue payment of principal and any overdue payment of interest, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to 5.656%.

          Payments of principal and interest on this Note are to be made in lawful money of the United States of America at such place as shall have been designated by written notice to CFC from the registered holder of this Note as provided in the Note Purchase Agreement referred to below.

          This Note is one of a series of Notes issued pursuant to a Note Purchase Agreement dated as of July 28, 2005 (as from time to time amended, the "Note Purchase Agreement") between CFC and Farmer Mac and is entitled to the benefits thereof. This Note is also entitled to the benefits of the Pledge Agreement dated as of July 28, 2005, among CFC, Farmer Mac and the Collateral Agent named therein.

          This Note is a registered Note and, upon surrender of this Note for registration of transfer or exchange, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, CFC may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and CFC will not be affected by any notice to the contrary.

          This Note may not be prepaid.

          If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

A-1

          This Note shall be construed and enforced in accordance with, and the rights of CFC and the holder hereof shall be governed by, the laws of the District of Columbia, excluding choice-of-law principles of the law of the District of Columbia that would require the application of the laws of another jurisdiction.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,

by ___________________________

Name:
Title:

 A-2

ANNEX B

Opinion of Counsel to CFC

          (1) CFC has been duly incorporated and is validly existing as a not-for-profit corporation in good standing under the laws of the District of Columbia with corporate power and authority to execute and perform its obligations under the Note Documents.

          (2) The Note Documents have been duly authorized, executed and delivered by CFC, and such documents constitute the legal, valid and binding agreements of CFC, enforceable against CFC in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors' rights generally, and (b) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (3) Neither the execution nor the delivery by CFC of any of the Note Documents to which CFC is a party nor the consummation by CFC of any of the transactions contemplated therein, including, without limitation, the pledge of the Pledged Securities (as such term is defined in the Pledge Agreement) to Farmer Mac, nor the fulfillment by CFC of the terms of any of the Note Documents will conflict with or violate, result in a breach of or constitute a default under any term or provision of the Articles of Incorporation or By-laws of CFC or any law or any regulation or any order known to Counsel currently applicable to CFC of any court, regulatory body, administrative agency or governmental body having jurisdiction over CFC or the terms of any indenture, deed of trust, note, note agreement or instrument known to Counsel to which CFC is a party or by which CFC or any of its properties is bound.

          (4) No approval, authorization, consent, order, registration, filing, qualification, license or permit of or with any state or Federal court or governmental agency or body having jurisdiction over CFC is required for any consummation by CFC of the transactions contemplated by the Note Documents; provided, however, no opinion is expressed as to the applicability of any Federal or state securities law to any sale, transfer or other disposition of the Notes after the date hereof.

          (5) Except as set forth in writing and previously delivered to Farmer Mac, there is no pending or, to the best of Counsel's knowledge, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator with respect to CFC, or any of the Note Documents, or which, if adversely determined, would have a material adverse effect on CFC's financial condition or its ability to perform its obligations under any of the Note Documents.

B-1

ANNEX C

Officers' Certificate

TO: Federal Agricultural Mortgage Corporation.

          We, [                           ], Governor, and [                           ], Chief Financial Officer, of National Rural Utilities Cooperative Finance Corporation ("CFC"), pursuant to the Note Purchase Agreement dated as of July 28, 2005, between CFC and Federal Agricultural Mortgage Corporation (the "Note Purchase Agreement"), hereby certify on behalf of CFC that as at the date hereof:

          (1) CFC is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its rural electric distribution cooperative Members for rural electrification and related purposes;

          (2) no material adverse change has occurred in the financial condition of CFC between the date of the end of CFC's most recently completed Fiscal Year for which Financial Statements have been made publicly available and the date hereof;

          (3) all of the representations contained in Section 5.02 of the Note Purchase Agreement remain true and correct in all material respects on and as of the date hereof; and

          (4) no Event of Default exists.

          Capitalized terms used in this certificate shall have the meanings given to those terms in the Note Purchase Agreement.

DATED as of this ____day of _______________, 200__.

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION,

___________________________________
Governor

___________________________________
Chief Financial Officer

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